                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-64844

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       PRELIMINARY PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED FEBRUARY 27, 2003)
                             SUBJECT TO COMPLETION

       PARTIALLY PRINCIPAL PROTECTED BEAR OIL NOTES

       UBS AG $ -- 95% PRINCIPAL PROTECTED SENIOR NOTES LINKED TO THE WEST TEXAS INTERMEDIATE (WTI) CRUDE OIL SPOT PRICE DUE MARCH -- , 2007

         Issuer:                  UBS AG
         Maturity Date:           March  -- , 2007
         Coupon:                  We will not pay you interest during the term of the notes.
         Maximum Return:          -- % total return, or $ -- for each $1,000 principal amount of notes.
         Denominations:           $1,000 and integral multiples of $1,000.
         Payment at Maturity:     You will receive a cash payment at maturity that is based on the Final Price as follows:
                                  + If the Final Price is less than or equal to the Low Strike
                                  Price, you will receive your principal amount, plus the
                                    maximum return of  -- %. As a result, you will receive the maximum possible payment at maturity, which is equal to
                                    $ -- for each $1,000 principal amount of your notes.
                                  + If the Final Price is less than the High Strike Price but greater than the Low Strike Price, you will receive (a) 95%
                                    of your principal amount, plus (b) an additional amount
                                    equal to your principal amount multiplied by  --
                                    multiplied by the difference between the High Strike Price and the Final Price divided by 100. As a result, you will
                                    receive at maturity between 95% and  -- % (the maximum
                                    payment) of the principal amount of your notes. You will
                                    receive a positive return on your investment only if the
                                    Final Price is less than the Par Return Level. If the
                                    Final Price is greater than the Par Return Level, you will lose between 0% and 5% of your principal.
                                  + If the Final Price is greater than or equal to the High
                                  Strike Price, you will receive only 95% of your principal
                                    amount and no additional payment. As a result, you will
                                    lose 5% of your principal, which will mean a payment at
                                    maturity of $950 for each $1,000 principal amount of your
                                    notes.
                                  For a description of how your payment at maturity will be
                                  calculated, see "How will your payment at maturity be
                                  calculated?" on page S-5, "Hypothetical examples of how the notes might perform at maturity" on page S-5 and "Specific
                                  Terms of the Notes--Payment at Maturity" on page S-18.
         Final Price:             The West Texas Intermediate (WTI) Cushing Crude Oil Spot
                                  Price (closing price) displayed on Bloomberg USCRWTIC<Index>
                                  (the "Price Source") on the fifth business day prior to the
                                  Maturity Date. See "Specific Terms of the Notes--Payment at
                                  Maturity" for a description of how the Final Price will be determined if the West Texas Intermediate (WTI) Cushing
                                  Crude Oil Spot Price is not available on Bloomberg
                                  USCRWTIC<Index> on the Final Valuation Date, and for
                                  circumstances in which UBS may use another measure of the
                                  West Texas Intermediate (WTI) Cushing Crude Oil Spot Price.
         High Strike Price:       $ -- . The High Strike Price will be set on the pricing
                                  date.
         Low Strike Price:        $ -- . The Low Strike Price will be set on the pricing date.
         Par Return Level:        $ -- . The Par Return Level will be determined on the
                                  pricing date.
         Current Price:           The West Texas Intermediate (WTI) Cushing Crude Oil Spot
                                  Price as of September  -- , 2005, the pricing date, is
                                  $ -- . If the West Texas Intermediate (WTI) Cushing Crude
                                  Oil Spot Price on the Final Valuation Date remains unchanged from the current price, you will lose 5% of your investment, since you will receive only 95% of your notes' principal
                                  amount at maturity. In order for you to receive 100% of your principal amount at maturity, the West Texas Intermediate
                                  (WTI) Cushing Crude Oil Spot Price must decrease from the
                                  current price of $ -- (as of September -- , 2005) to the Par
                                  Return Level of $ -- .
         Final Valuation Date:    The fifth business day prior to the Maturity Date.
         Minimum Initial          The notes will initially be sold by UBS Securities LLC and
         Investment:              UBS Financial Services Inc. in minimum amounts of $10,000
                                  and in increments of $1,000 above that amount.
         Booking Branch:          UBS AG, acting through its Jersey Branch.
         Calculation Agent:       UBS AG, acting through its London Branch.
         CUSIP Number:            --

       SEE "RISK FACTORS" BEGINNING ON PAGE S-11 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

       The notes are not deposit liabilities of UBS AG and are not insured by the United States Federal Deposit Insurance Corporation.

       The notes will not be listed on any U.S. stock exchange. As of the date of this prospectus supplement, there has not yet been established a market or market price for the notes. The Issuer expects to deliver the notes through the facilities of The
       Depository Trust Company on or about  -- , 2005.

                                        Price to     Underwriting    Proceeds to
                                         Public        Discount        UBS AG
         Per Note.................           100%           1.25%         98.75%
         Total....................           --              --             --

       UBS INVESTMENT BANK            UBS FINANCIAL SERVICES INC.

       Preliminary Prospectus Supplement dated September 14, 2005
                                                                  [UBS LOGO]

Prospectus Supplement Summary

The following is a summary of terms of the notes, as well as a discussion of factors you should consider before purchasing the notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE PARTIALLY PRINCIPAL PROTECTED TEXAS INTERMEDIATE (WTI) CUSHING CRUDE OIL SPOT PRICE LINKED SECURITIES?

The Partially Principal Protected Bear Oil Notes, which we refer to in this prospectus supplement as the notes, are medium-term senior notes issued by us whose return is linked to the change in the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price between the date of issue of the Notes and the Final Valuation Date, as described below:

+ If the Final Price is less than or equal to the Low Strike Price, you will receive your principal amount, plus the maximum return of -- %. AS A RESULT, YOU WILL RECEIVE THE MAXIMUM POSSIBLE PAYMENT AT MATURITY, WHICH IS EQUAL TO $ -- FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES.

+ If the Final Price is less than the High Strike Price but greater than the Low Strike Price, you will receive (a) 95% of your principal amount, plus (b) an additional amount equal to your principal amount multiplied by -- multiplied by the difference between the High Strike Price and the Final Price divided by 100. AS A RESULT, YOU WILL RECEIVE AT MATURITY BETWEEN 95% AND -- (THE MAXIMUM PAYMENT) OF THE PRINCIPAL AMOUNT OF YOUR NOTES. YOU WILL RECEIVE A POSITIVE RETURN ON YOUR INVESTMENT ONLY IF THE FINAL PRICE IS LESS THAN THE PAR RETURN LEVEL. IF THE FINAL PRICE IS GREATER THAN THE PAR RETURN LEVEL, YOU WILL LOSE BETWEEN 0% AND 5% OF YOUR PRINCIPAL.

+ If the Final Price is greater than or equal to the High Strike Price, you will receive only 95% of your principal amount and no additional payment. AS A RESULT, YOU WILL LOSE 5% OF YOUR PRINCIPAL, WHICH WILL MEAN A PAYMENT AT MATURITY OF $950 FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES.

The "Final Price" means the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price (closing price) displayed on Bloomberg USCRWTIC<Index> on the fifth business day prior to the Maturity Date. For a description of how the Final Price will be determined if the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price is not available on Bloomberg USCRWTIC<Index> on the Final Valuation Date, and for circumstances in which UBS may use another measure of the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price, see "Specific Terms of the Notes--Payment at Maturity" on page S-18.

High Strike Price: $ -- . The Low Strike Price will be set on the pricing date.

Low Strike Price: $ -- . The High Strike Price will be set on the pricing date.

Par Return Level: $ -- . The Par Return Level will be determined on the pricing date. You will receive 100% of your original principal investment at maturity if the Final Price equals the Par Return Level.

We will not pay you interest during the term of the notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-5 and "Specific Terms of the Notes--Payment at Maturity" on page S-18.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The notes provide the opportunity to participate in a portion of any decreases in the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price during the time that the notes are outstanding. However, your maximum possible return on the notes will be limited to -- %.

+ PARTIAL PRINCIPAL PROTECTION--At maturity, you will receive at least 95% of your principal amount, or $950 per $1,000 principal amount of the notes, even if the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price rises above or remains at the High Strike Price. However, you will not receive a positive return on your notes unless the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price on the Final Valuation Date is less than the Par Return Level. If the Final Price is greater than the Par Return Level you will lose up to 5% of the principal amount of your notes.

+ NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the notes.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement, beginning on page S-11 and the "Considerations Relating to Indexed Securities" section of the accompanying prospectus beginning on page 57.

+ AT MATURITY, YOU MAY LOSE UP TO 5% OF YOUR PRINCIPAL--The full principal amount of your notes is not protected. If the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price as displayed on the Price Source on the Final Valuation Date remains unchanged from its current price of $ -- on September
    -- , 2005, you will lose 5% of your investment, since you will receive only 95% of your notes' principal amount at maturity. In order for you to receive 100% of your principal amount at maturity, the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price must decrease from the current price of $ -- (as of September -- , 2005) to the Par Return Level of $ -- .

+ YOU WILL NOT RECEIVE MORE THAN THE MAXIMUM RETURN AT MATURITY--Because the maximum return on the notes is -- %, the maximum cash payment per $1,000 principal amount of the notes at maturity will be $ -- . You will not participate in any decrease in the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price below the Low Strike Price.

+ PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--If you sell your notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have the benefit of the partial principal protection that you would receive if you held your notes to maturity. You should be willing to hold your notes to maturity.

+ THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the notes on any stock exchange and there can be no assurances that a secondary market for the notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the notes, although they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You believe that the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price, as reflected on the Price Source, will decrease over the term of the notes and will be less than the Par Return Level on the Final Valuation Date.

+ You seek an investment that offers partial principal protection when the notes are held to maturity.

+  You are willing to hold the notes to maturity.

+ You seek an investment with a return linked to the change in the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price.

+  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+  You seek current income from your investment.

+  You seek an investment that is 100% principal protected.

+ You seek an investment that offers the possibility to participate in the full amount of any decrease in the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price.

+ You believe that the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price, as reflected on the Price Source, will increase over the term of the notes or will be greater than the Par Return Level on the Final Valuation Date.

+ You believe that the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price will decrease over the term of the notes and that the level of that price on the Final Valuation Date will be less than the Low Strike Price, but you do not wish to cap your return in the manner provided in the notes.

+  You seek an investment for which there will be an active secondary market.

+  You are unable or unwilling to hold the notes until maturity.

WHAT IS THE WEST TEXAS INTERMEDIATE (WTI) CUSHING CRUDE OIL SPOT PRICE AND WHAT ARE SOME FACTORS THAT AFFECT A CHANGE IN IT?

The West Texas Intermediate (WTI) Cushing Crude Oil Spot Price is a price measure for crude oil that is often used as a benchmark for the price of "spot" oil--i.e., oil sold for immediate delivery. References to spot oil prices are usually either references to the spot price of West Texas Intermediate ("WTI") light crude oil as traded on the New York Mercantile Exchange ("NYMEX") for delivery in Cushing, Oklahoma or the price of Brent as traded on the International Petroleum Exchange for delivery at Sullum Voe. The Bloomberg index to which the notes are linked, USCRWTIC, is based upon the intraday WTI Cushing Crude Oil Spot Price. With the exception of the three-day delivery scheduling period after the front-month contract expires and the exchange of futures price differential, according to Bloomberg L.P., the USCRWTIC index is based upon parity to the front-month NYMEX crude oil contract (i.e., the index is constructed by Bloomberg taking the front-month NYMEX crude oil price as reported by NYMEX). The "front-month" contract is the contract next to expire. For example, as of September 13, 2005, the front-month contract is the October 2005 futures contract, which is a contract for delivery of crude oil in October 2005.

Factors that may affect the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price include:

+  changes in interest rates;

+  general economic, financial, political or regulatory conditions;

+ governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies;

+  weather and climate conditions;

+  changing supply and demand relationships;

+  changes in balances of payments and trade;

+ U.S. and international rates of inflation and expectations concerning inflation;

+  currency devaluations and revaluations;

+ U.S. and international political and economic events, including governmental and social changes in oil producing countries and conflicts involving oil-producing and other countries, such as the war in Iraq; and

+  changes in philosophies and emotions of market participants.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, the notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the notes over their term based upon a comparable yield of the notes, even though you will not receive any payments from us until maturity. Your cost basis in the notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to -% per year, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual payment at maturity will be, or that the actual payment at maturity will even exceed the 95% of the principal amount of the notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the notes, including tax consequences to non-United States persons and persons who purchase the notes in the secondary market, please see the discussion under "Supplemental U.S. Tax Considerations" on page S-24.

HOW WILL YOUR PAYMENT AT MATURITY BE CALCULATED?

Your payment at maturity will depend on the Final Price relative to the High Strike Price and the Low Strike Price.

+ If the Final Price is less than or equal to the Low Strike Price, you will receive your principal amount, plus the maximum return of -%. AS A RESULT, YOU WILL RECEIVE THE MAXIMUM POSSIBLE PAYMENT AT MATURITY, WHICH IS EQUAL TO $- FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES. Even if the Final Price is substantially less than the Low Strike Price, your payment at maturity will be equal to, and capped at, this amount.

+ If the Final Price is greater than or equal to the High Strike Price, you will receive only 95% of your principal amount and no additional payment. AS A RESULT, YOU WILL LOSE 5% OF YOUR PRINCIPAL, WHICH WILL MEAN A PAYMENT AT MATURITY OF $950 FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES.

+ If the Final Price is less than the High Strike Price but greater than the Low Strike Price, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE ADJUSTED PAYOUT PERCENTAGE ON THE NOTES.

          Adjusted Payout Percentage = 95% + (- x (High Strike Price - Final Price)/100)

STEP 2:  CALCULATE THE CASH PAYMENT AT MATURITY.

          Payment at maturity = Adjusted Payout Percentage x principal amount of your notes

HYPOTHETICAL EXAMPLES OF HOW THE NOTES MIGHT PERFORM AT MATURITY.

Set forth below are five hypothetical examples of how payment at maturity is calculated, followed by a table with hypothetical examples of payment on the notes at maturity. The examples and the table are all subject to the following assumptions:

High Strike Price:                                                                 $63(1)
Low Strike Price:                                                                  $53(2)
Principal amount of the notes:                                                     $1,000
Maximum total return on the notes:                                                     14.25% totalreturn
Maximum payment at Maturity:                                                       $1,142.5
Minimum payment at Maturity:                                                         $950

Payout if Final Price is less than the High
  Strike Price but greater than the Low Strike
  Price:                                         95% + (1.925 x (High Strike
                                                 Price - Final Price)/100)(3)

------------

(1) The High Strike Price represents the Texas Intermediate (WTI) Cushing Crude Oil Spot Price that the Final Price must be less than in order for an investor to receive more than the minimum return, which is 95% of the principal amount of the notes at maturity. THE ACTUAL HIGH STRIKE PRICE APPLICABLE TO YOUR NOTES WILL BE SET FORTH ON THE COVER OF THE FINAL PROSPECTUS SUPPLEMENT AND MAY DIFFER FROM THESE EXAMPLES.

(2) The Low Strike Price represents the Texas Intermediate (WTI) Cushing Crude Oil Spot Price that the Final Price must be less than or equal to in order for an investor to receive the maximum return on the notes. THE ACTUAL LOW STRIKE PRICE APPLICABLE TO YOUR NOTES WILL BE SET FORTH ON THE COVER OF THE FINAL PROSPECTUS SUPPLEMENT AND MAY DIFFER FROM THESE EXAMPLES.

(3) This formula represents an example of how the payout is calculated if the Final Price is less than the High Strike Price but greater than the Low Strike Price. THE ACTUAL MULTIPLIER FOR THE FORMULA APPLICABLE TO YOUR NOTES WILL BE SET ON THE PRICING DATE AND MAY DIFFER FROM THESE EXAMPLES.

HYPOTHETICAL EXAMPLES OF HOW PAYMENT AT MATURITY IS CALCULATED:

HYPOTHETICAL LOSS OUTCOMES:

EXAMPLE 1--THE FINAL PRICE ON THE FINAL VALUATION DATE IS $64, WHICH IS ABOVE THE HIGH STRIKE PRICE

Since the Final Price is above the High Strike Price of $63, only 95% of your investment is protected.

Your total cash payment at maturity of a $1,000 principal amount of the notes therefore would be $950 (i.e., a 5% loss), which includes:

+  Principal Amount:                                      $1,000

+  Minimum Payout (100% of principal amount less 5%
   maximum loss):                                           $950
                                                          ------
                              PAYMENT AT MATURITY:          $950    (95% of $1,000)
                                                          ======
                              LOSS:                          $50

EXAMPLE 2--THE FINAL PRICE ON THE FINAL VALUATION DATE IS $62, WHICH IS $9 HIGHER THAN THE LOW STRIKE PRICE AND $1 LOWER THAN THE HIGH STRIKE PRICE

Since the Final Price is below the High Strike Price of $63, but above the Low Strike Price of $53, you will receive 95% of your principal amount, plus 1.925 multiplied by the difference between the High Strike Price and the Final Price and divided by 100.

Adjusted Payout Percentage:  95% + (1.925 x (High Strike Price - Final
                           Price)/100)
                           = 95% + (1.925 x 1)/100
                           = 96.93% (rounded)

Your total cash payment at maturity of a $1,000 principal amount of the notes therefore would be $969.3 (a 3.07% loss), which includes:

+  Principal Amount:                                      $1,000

+  Adjusted Payout Percentage:                            96.93%
                                                          ------
                              PAYMENT AT MATURITY:        $969.3    (96.93% of $1,000)
                                                          ======
                              LOSS:                        $30.7

HYPOTHETICAL PAR RETURN OUTCOME:

EXAMPLE 3--THE FINAL PRICE ON THE FINAL VALUATION DATE IS $60.40, WHICH IS $7.40 HIGHER THAN THE LOW STRIKE PRICE AND $2.60 LOWER THAN THE HIGH STRIKE PRICE

Since the Final Price is below the High Strike Price of $63, but above the Low Strike Price of $53, you will receive 95% of your principal amount, plus 1.925 multiplied by the difference between the High Strike Price and the Final Price and divided by 100.

Adjusted Payout Percentage:  95% + (1.925 x (High Strike Price - Final
                           Price)/100)
                           = 95% + (1.925 x 2.60)/100
                           = 100% (rounded)

Your total cash payment at maturity of a $1,000 principal amount of the notes therefore would be $1,000 (a 0.00% return on investment) which includes:

+  Principal Amount:                                      $1,000

+  Adjusted Payout Percentage:                              100%
                                                          ------
                              PAYMENT AT MATURITY:        $1,000    (100% of $1,000)
                                                          ======
                              LOSS/INCOME:                    $0

HYPOTHETICAL GAIN OUTCOMES:

EXAMPLE 4--THE FINAL PRICE ON THE FINAL VALUATION DATE IS $55, WHICH IS $2 HIGHER THAN THE LOW STRIKE PRICE AND $8 LOWER THAN THE HIGH STRIKE PRICE

Since the Final Price is below the High Strike Price of $63, but above the Low Strike Price of $53, you will receive 95% of your principal amount, plus 1.925 multiplied by the difference between the High Strike Price and the Final Price and divided by 100.

Adjusted Payout Percentage:  95% + (1.925 x (High Strike Price - Final
                           Price)/100)
                           = 95% + (1.925 x 8)/100
                           = 110.4% (rounded)

Your total cash payment at maturity of a $1,000 principal amount of the notes therefore would be $1,104 (a 10.4% total return on investment), which includes:

+  Principal Amount:                                      $1,000

+  Adjusted Payout Percentage:                            110.4%
                                                          ------
                              PAYMENT AT MATURITY:        $1,104    (110.4% of $1,000)
                                                          ======
                              INCOME:                       $104

EXAMPLE 5--THE FINAL PRICE ON THE FINAL VALUATION DATE IS $51, WHICH IS $2 LOWER THAN THE LOW STRIKE PRICE

Since the Final Price is below the Low Strike Price of $53, you will receive the maximum return on the notes and will not participate in the full decrease in the Texas Intermediate (WTI) Cushing Crude Oil Spot Price.

Your total cash payment at maturity of a $1,000 principal amount of the notes therefore would be limited to $1,142.5 (a 14.25% total return on investment) which includes:

+  Principal Amount:                                        $1,000

+  Maximum Payout:                                        $1,142.5
                                                          --------
                              PAYMENT AT MATURITY:        $1,142.5    (14.25% of $1,000)
                                                          ========
                              INCOME:                       $142.5

HYPOTHETICAL EXAMPLES OF PAYMENT AT MATURITY:

The following table illustrates how the total return on the notes (which may be positive or negative) will vary depending on the level of West Texas Intermediate (WTI) Cushing Crude Oil Spot Price on the Final Valuation Date. These amounts are based on the assumptions stated on page S-5. The actual amount payable at maturity will depend on the Low Strike Price, High Strike Price and the related multiplier, each of which will be set on the pricing date

                                      WEST TEXAS
                                  INTERMEDIATE (WTI)
                                CUSHING CRUDE OIL SPOT    HYPOTHETICAL PAYMENT AT
                                  PRICE ON THE FINAL      MATURITY (BASED UPON A
                                    VALUATION DATE          $1,000 INVESTMENT-      HYPOTHETICAL TOTAL RETURN ON
                                     (FINAL PRICE)               (ROUNDED)           YOUR INVESTMENT (ROUNDED)
                                         50.50                   $1,142.5                      14.25%
                                         51.00                   $1,142.5                      14.25%
                                         51.50                   $1,142.5                      14.25%
                                         52.00                   $1,142.5                      14.25%
                                         52.50                   $1,142.5                      14.25%
Hypothetical Low Strike
  Price.......................           53.00                   $1,142.5                      14.25%
                                         53.50                   $1,132.9                      13.29%
                                         54.00                   $1,123.3                      12.33%
                                         54.50                   $1,113.6                      11.36%
                                         55.00                   $1,104.0                      10.40%
                                         55.50                   $ 1094.4                       9.44%
                                         56.00                   $1,084.8                       8.48%
                                         56.50                   $1,075.1                       7.51%
                                         57.00                   $1,065.5                       6.55%
                                         57.50                   $1,055.9                       5.59%
                                         58.00                   $1,046.3                       4.63%
                                         58.50                   $1,036.6                       3.66%
                                         59.00                   $1,027.0                       2.70%
                                         59.50                   $1,017.4                       1.74%
                                         60.00                   $1,007.8                       0.78%
HYPOTHETICAL PAR RETURN
  LEVEL.......................           60.40                   $1,000.0                       0.00%
                                         61.00                   $  988.5                      -1.15%
                                         61.50                   $  978.9                      -2.11%
                                         62.00                   $  969.3                      -3.07%
                                         62.50                   $  959.6                      -4.04%
Hypothetical High Strike
  Price.......................           63.00                   $  950.0                      -5.00%
                                         63.50                   $  950.0                      -5.00%
                                         64.00                   $  950.0                      -5.00%
                                         64.50                   $  950.0                      -5.00%
                                         65.00                   $  950.0                      -5.00%
                                         65.50                   $  950.0                      -5.00%
                                         66.00                   $  950.0                      -5.00%
                                         66.50                   $  950.0                      -5.00%
                                         67.00                   $  950.0                      -5.00%
                                         67.50                   $  950.0                      -5.00%

--------------------------------------------------------------------------------

HISTORICAL INFORMATION

We have included the following graph of the historical behavior of the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price for your reference. Past movements of the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price are not indicative of future levels or the future behavior of such rate.

WEST TEXAS INTERMEDIATE (WTI) CUSHING CRUDE OIL SPOT PRICE
(WEEKLY DATA)

                              (PERFORMANCE GRAPH)

SOURCE: BLOOMBERG FINANCIAL SYSTEMS

This graph will be updated following the pricing date to reflect the High Strike Price and the Low Strike Price. Following this update, in the graph, the top dotted horizontal line will show the High Strike Price and the bottom dotted horizontal line will show the Low Strike Price.

The following table presents the month-end close price of the WTI Cushing Crude Oil Spot Price as reported by Bloomberg, L.P., a leading financial information provider, from January 2002 through September 9, 2005. We obtained the information set forth below from Bloomberg L.P. without independent verification.

------------------------------------------------------------------------------
DATE                   PRICE              DATE               PRICE
------------------------------------------------------------------------------
1/31/2002              19.48              11/28/2003         30.41
------------------------------------------------------------------------------
2/28/2002              21.74              12/31/2003         32.52
------------------------------------------------------------------------------
3/28/2002              26.31              1/30/2004          33.05
------------------------------------------------------------------------------
4/30/2002              27.29              3/31/2004          35.76
------------------------------------------------------------------------------
5/31/2002              25.31              4/30/2004          37.38
------------------------------------------------------------------------------
6/28/2002              26.86              5/28/2004          39.88
------------------------------------------------------------------------------
7/31/2002              27.02              6/30/2004          37.05
------------------------------------------------------------------------------
8/30/2002              28.98              7/30/2004          43.8
------------------------------------------------------------------------------
9/30/2002              30.45              8/31/2004          42.12
------------------------------------------------------------------------------
10/31/2002             27.22              9/30/2004          49.64
------------------------------------------------------------------------------
11/29/2002             26.89              10/29/2004         51.76
------------------------------------------------------------------------------
12/31/2002             31.2               11/30/2004         49.13
------------------------------------------------------------------------------
1/31/2003              33.51              12/31/2004         43.45
------------------------------------------------------------------------------
2/28/2003              36.6               1/31/2005          48.2
------------------------------------------------------------------------------
3/31/2003              31.04              2/28/2005          51.75
------------------------------------------------------------------------------
4/30/2003              25.8               3/31/2005          55.4
------------------------------------------------------------------------------
5/30/2003              29.56              4/29/2005          49.72
------------------------------------------------------------------------------
6/30/2003              30.19              5/31/2005          51.97
------------------------------------------------------------------------------
7/31/2003              30.54              6/30/2005          56.5
------------------------------------------------------------------------------
8/29/2003              31.57              7/29/2005          60.57
------------------------------------------------------------------------------
9/30/2003              29.2               8/26/2005          66.13
------------------------------------------------------------------------------
10/31/2003             29.11              9/9/2005           64.08
------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RISK FACTORS

The return on the notes is linked to the level of the West Texas Intermediate
(WTI) Cushing Crude Oil Spot Price on the Final Valuation Date. This section describes the most significant risks relating to the notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE RETURN ON THE NOTES DEPENDS ON THE WTI SPOT PRICE DECLINING IN VALUE AND YOU MAY LOSE UP TO 5% OF YOUR PRINCIPAL IF THE WTI SPOT PRICE INCREASES

The full principal amount of your notes is not protected. If the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price on the Final Valuation Date, as displayed on the Price Source, is greater than or equal to the High Strike Price, you will lose 5% of your investment, since you will be repaid only 95% of your notes' principal amount at maturity. In order for you to receive 100% of your principal amount at maturity, the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price must decrease from the current price of $ -- (as of September -- , 2005) to the Par Return Level of $ -- . Accordingly, you may lose up to 5% of your principal at maturity. In addition, we will not pay any interest on the notes.

See "How will your payment at maturity be calculated?" on page S-5.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS PARTIALLY PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY

You will receive at least the minimum payment of 95% of the principal amount of your notes if you hold your notes to maturity. If you sell your notes in the secondary market prior to maturity, you will not be entitled to partial principal protection or any minimum total return on the portion of your notes sold. You therefore should be willing to hold your notes to maturity.

YOUR MAXIMUM RETURN ON THE NOTES AT MATURITY IS LIMITED TO  -- % OF YOUR
PRINCIPAL

Your payment at maturity is based on the level of the West Texas Intermediate
(WTI) Cushing Crude Oil Spot Price on the Final Valuation Date, as displayed on the Price Source. If the Final Price is less than or equal to the Low Strike Price, your payment at maturity will be limited to the maximum total return on the notes of -- %. Therefore, your ability to participate in any decrease in the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price through an investment in the notes is limited because the amount that you receive at maturity will never exceed $ -- for each $1,000 principal amount of the notes.

THE MARKET PRICE OF OIL WILL AFFECT THE VALUE OF THE NOTES.

We expect that generally the market value of the notes will depend primarily on the market price of oil. Oil prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include macroeconomic factors, including, among other things, global or regional economic, financial, political, regulatory, judicial or other events and industry factors such as short-term changes in supply and demand because of trading activities in the oil market and seasonality (i.e., weather conditions). Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Prices can change rapidly due to crude oil supply

RISK FACTORS
--------------------------------------------------------------------------------

disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. Crude oil prices are determined with significant influence by the Organization of Petroleum Exporting Countries (OPEC). OPEC has the potential to influence oil prices world-wide because its members possess a significant portion of the world's oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and bid higher for available product, leading to further price increases.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your notes may trade differently from the market price of oil, and changes in the market price of oil may not result in comparable changes in the market value of your notes.

HISTORICAL MARKET PRICE OF OIL SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE MARKET PRICE OF OIL DURING THE TERM OF THE NOTES

The historical market price of oil should not be taken as an indication of the future market price of oil. It is impossible to predict whether the market price of oil will rise or fall. The market price of oil will be influenced by the complex and interrelated political, economic, financial and other factors that can affect the market price of oil discussed above.

INVESTMENTS RELATED TO THE VALUE OF OIL MAY BE MORE VOLATILE THAN TRADITIONAL SECURITIES INVESTMENTS

Oil interests are "non-correlative" investments and the value of oil is subject to variables that may be less significant to the values of securities such as stocks and bonds. Variables such as drought, floods, weather, embargoes and tariffs may have a larger impact on oil prices and oil-linked instruments than on traditional securities. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities.

REGULATION OF THE COMMODITY INTERESTS MARKETS IS EXTENSIVE AND CONSTANTLY CHANGING; FUTURE REGULATORY DEVELOPMENTS ARE IMPOSSIBLE TO PREDICT BUT MAY SIGNIFICANTLY AND ADVERSELY AFFECT THE VALUE OF THE NOTES

Futures contracts and options on futures contracts markets, including those on which the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price is based, are subject to comprehensive statutes, regulations and margin requirements. Recent legislation has created a new multi-tiered structure of exchanges in the United States subject to varying degrees of regulation, and rules and interpretations regarding various aspects of this new regulatory structure have only recently been proposed or finalized. The Commodities Futures Trading Commission ("CFTC") and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. The regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the currency markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on the value of the notes is impossible to predict, but could be substantial and adverse.

RISK FACTORS
--------------------------------------------------------------------------------

THE FINAL PRICE WILL BE MEASURED ON A SINGLE DATE, AND FLUCTUATIONS IN OIL PRICES BETWEEN THE DATE OF THIS PROSPECTUS SUPPLEMENT AND THE FINAL VALUATION DATE WILL NOT CHANGE THE AMOUNT PAID UPON MATURITY OF THE NOTES

Because the Final Price will be determined based only on the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price as displayed on the Price Source, on the Final Valuation Date, decreases in the West Texas Intermediate
(WTI) Cushing Crude Oil Spot Price before the Final Valuation Date will not affect the amount payable under the notes. Accordingly, even if the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price decreases substantially after the date of this prospectus supplement, you will receive only 95% of the principal amount of your notes if the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price as displayed on the Price Source on the Final Valuation Date is higher than or equal to the High Strike Price.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your notes may fluctuate between the date you purchase them and the Final Valuation Date when the Calculation Agent will determine the amount to be paid to you at maturity. Several factors, many of which are beyond our control, will influence the market value of the notes. WE EXPECT THAT GENERALLY THE WEST TEXAS INTERMEDIATE (WTI) CUSHING CRUDE OIL SPOT PRICE ON ANY DAY AND EXPECTATIONS RELATING TO THE FUTURE LEVEL OF THE WEST TEXAS INTERMEDIATE
(WTI) CUSHING CRUDE OIL SPOT PRICE WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER SINGLE FACTOR.

Other factors that may influence the market value of the notes include:

+ supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

+ economic, financial, political and regulatory or judicial events that affect financial markets generally;

+  commodity prices in the market generally;

+  the time remaining to the Final Valuation Date; and

+  the creditworthiness and credit ratings of UBS.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES

We expect there will be little or no liquidity in the notes. We do not intend to list the notes on any national stock exchange and it is not possible to predict whether a secondary market will develop for the notes. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the notes, but they are NOT required to do so. Even if UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the notes, they may stop doing so at any time.

TRADING BY UBS AG OR ITS AFFILIATES IN THE CRUDE OIL MARKET MAY IMPAIR THE VALUE OF THE NOTES

We and our affiliates are active participants in the cash and futures commodities markets, including the petroleum markets, as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more transactions relating to crude oil and other petroleum

RISK FACTORS
--------------------------------------------------------------------------------

products. In addition, as described below under "Use of Proceeds and Hedging" on page S-22, we or one or more of our affiliates may hedge our exposure to oil prices arising from the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material effect on the price of oil, which may adversely affect the return on your investment in the notes and also make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

Trading activities related to crude oil may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between UBS and you.

WE MAY HAVE CONFLICTS OF INTERESTS ARISING FROM OUR BEING OR HAVING RELATIONSHIPS WITH THE CALCULATION AGENT

UBS AG, acting through its London Branch, will serve as the Calculation Agent. The Calculation Agent will, among other things, determine the Final Price, which will affect the payment at maturity on the notes and may also affect the market value of the notes. Since both the Issuer and the Calculation Agent are branches of UBS AG, the Calculation Agent will have a conflict of interest in making any such determination. You should be aware that the Calculation Agent is under no obligation to take your interests into consideration in determining the Final Price.

OWNING THE NOTES IS NOT THE SAME AS OWNING CRUDE OIL OR OIL-RELATED COMMODITIES CONTRACTS DIRECTLY

The return on your notes will not reflect the return you would realize if you actually purchased crude oil or exchange-traded or over-the-counter instruments based on crude oil prices.

YOU WILL NOT RECEIVE INTEREST ON THE NOTES

UBS RESEARCH REPORTS MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in oil prices or commodities prices generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. These activities may affect the market value of the notes.

NO CURRENT RESEARCH RECOMMENDATION

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the notes.

THE NOTES ARE NOT INSURED BY THE FDIC

The notes are not deposit liabilities of UBS and neither the notes or your investment in the notes are insured by the United States Federal Deposit Insurance Corporation ("FDIC") or any other governmental agency of the United States, Switzerland or any other jurisdiction.

RISK FACTORS
--------------------------------------------------------------------------------

THE NOTES SHOULD BE TREATED AS "CONTINGENT PAYMENT DEBT INSTRUMENTS" FOR U.S. FEDERAL INCOME TAX PURPOSES

Under this treatment, if you are a U.S. taxable investor, you will be required to accrue as ordinary income amounts based on the "comparable yield" of the notes, as determined by us, with the result that you will recognize taxable income while the notes are outstanding, although we will not make any payments to you prior to maturity of the notes. In addition, any gain recognized upon a sale, exchange or retirement of the notes generally will be treated as ordinary interest income for U.S. federal income tax purposes. You should review carefully the section of this prospectus supplement entitled "Supplemental Tax Considerations."

THE AMOUNT WE WILL PAY YOU TO REDEEM YOUR NOTES BECAUSE WE ARE REQUIRED TO PAY ADDITIONAL AMOUNTS IN RESPECT OF TAX WITHHOLDING IS UNCERTAIN

If we redeem your notes because we are required to pay additional amounts in respect of tax withholding, we will pay you a redemption price for your notes that will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position. Such redemption price would take into consideration the net present value of any expected payment at maturity on the notes. If there is no or little expected future payment on the notes above the protected portion of the principal, the net present value would primarily depend on the present value of the repayment of the principal protected amount at maturity, which would result in a net present value of the notes below their outstanding principal amount.

--------------------------------------------------------------------------------

VALUE OF THE NOTES

AT MATURITY. At maturity, you will receive a cash payment at maturity that is based on the Final Price.

+ If the Final Price is less than or equal to the Low Strike Price, you will receive your principal amount, plus the maximum return of -- %, which will be set on the pricing date. AS A RESULT, YOU WILL RECEIVE THE MAXIMUM POSSIBLE PAYMENT AT MATURITY, WHICH IS EQUAL TO $- FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES. Even if the Final Price is substantially lower than the Low Strike Price, your payment at maturity will be equal to, and capped at, this amount.

+ If the Final Price is less than the High Strike Price but greater than the Low Strike Price, you will receive (a) 95% of your principal amount, plus (b) an additional amount equal to your principal amount multiplied by -- multiplied by the difference between the High Strike Price and the Final Price divided by 100. AS A RESULT, YOU WILL RECEIVE BETWEEN 95% AND -% (THE MAXIMUM PAYMENT) OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY. YOU WILL ONLY RECEIVE A POSITIVE RETURN ON YOUR INVESTMENT IF THE FINAL PRICE IS LESS THAN THE PAR RETURN LEVEL. IF THE FINAL PRICE IS GREATER THAN THE PAR RETURN LEVEL, YOU WILL LOSE BETWEEN 0% AND 5% OF YOUR PRINCIPAL.

+ If the Final Price is greater than or equal to the High Strike Price, you will receive only 95% of your principal amount and no additional payment. AS A RESULT, YOU WILL LOSE 5% OF YOUR PRINCIPAL, WHICH WILL MEAN A PAYMENT AT MATURITY OF $950 FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-5, "Hypothetical examples of how the notes might perform at maturity" on page S-5 and "Specific Terms of the Notes--Payment at Maturity" on page S-18.

PRIOR TO MATURITY. You should understand that the market value of the notes will be affected by several factors, many of which are beyond our control. We expect that, in general, the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price on any day and expectations relating to the future level of the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price will affect the market value of the notes more than any other single factor. Other factors that may influence the market value of the notes include supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker, economic, financial, political and regulatory or judicial events that affect financial markets generally, commodity prices in the market generally and the time remaining to the Final Valuation Date, as well as the creditworthiness and credit ratings of UBS. See "Risk Factors" beginning on page S-11 for a discussion of the factors that may influence the market value of the notes prior to maturity.

--------------------------------------------------------------------------------

OPERATION OF THE CRUDE OIL MARKET

The following discussion of the operation of the crude oil market is based on publicly available information and is provided for informational purposes only. For more information on the Crude Oil Market, see the United States Department of Energy's Energy Information Administration ("EIA") website at http://www.eia.doe.gov.

You should make your own investigation into the crude oil market in determining whether the notes are a suitable investment for you.

GLOBAL OIL DEMAND AND SUPPLY

Crude oil is the raw material from which all petroleum products are made. Demand for crude oil is derived from the demand for the finished and intermediate products that can be made from it. In the short-term, demand for crude oil may be mismatched with the underlying demand for petroleum products. This misalignment occurs routinely as a result of stock changes: such as the need to build stocks to meet seasonal demand or the desire to reduce stocks of crude oil for economic reasons.

According to the EIA, in 2004, oil continued to be the world's most important source of energy, surpassing coal and natural gas. The industrialized countries are the largest consumers of oil and the U.S. and developing economies in Asia, including China, account for 60% of the growth in world oil demand in the mid-term. According to the EIA, the Middle East remains the largest oil-producing region and also remains dominant in oil reserves--the estimated amount of oil that can be produced from know reservoirs. The three largest suppliers in the world, according to 2004 data from the EIA are Saudi Arabia, Russia and the United States.

CRUDE OIL PRICES

Prices of oil, like those of other goods and services, reflect both the product's underlying cost as well as market conditions at all stages of production and distribution. The price of crude oil, the raw material from which petroleum products are made, is established by the supply and demand conditions in the global market overall, and more particularly, in the main refining centers: Singapore, Northwest Europe, and the U.S. Gulf Coast. The crude oil price forms a baseline for product prices. Products are manufactured and delivered to the main distribution centers, such as New York Harbor, or Chicago. Product supplies in these distribution centers would include output from area refineries, shipments from other regions, and for some, product imports. Product prices in these distribution centers establish a regional baseline.

Crude oil prices are a result of thousands of transactions taking place simultaneously around the world, at all levels of the distribution chain from crude oil producer to individual consumer. Oil markets are essentially a global auction--the highest bidder will win the supply. When markets are "strong" (i.e., when demand is high and/or supply is low), the bidder must be willing to pay a higher premium to capture the supply. When markets are "weak" (i.e., when demand is low and/or supply is high), a bidder may choose not to outbid competitors, waiting instead for later, possibly lower priced, supplies.

Oil prices are affected by numerous factors and are subject to volatile price movements over short periods of time. Seasonal swings are an important underlying influence in the supply/demand balance, and hence in price fluctuations. As a practical matter, however, crude oil prices reflect more than just these seasonal factors; they are subject to a host of other influences. The overall supply picture is of

OPERATION OF THE CRUDE OIL MARKET
--------------------------------------------------------------------------------

course also influenced by the level of inventories. Oil demand is highly dependent on global macroeconomic conditions, which in turn can be dependent on global or regional economic, financial, political, regulatory, judicial or other events. It is not possible to predict the aggregate effect of all or any combination of these factors at any time or over any period of time.

Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Since 1973 there have been several sustained, sharp changes in the level of oil prices in response to crude oil shortages, known as "oil shocks", including the Middle East oil embargo in 1973, the Iranian Revolution in 1979/80 and the Persian Gulf conflict in 1990. Prices can change rapidly due to crude oil supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices world-wide because its members possess a significant portion of the world's oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and bid higher for available product, leading to further price increases.

THE PRICE SOURCE--WEST TEXAS INTERMEDIATE CUSHING CRUDE OIL SPOT PRICE AS DISPLAYED ON BLOOMBERG USCRWTIC <INDEX>

There are several different types of transactions that are common in oil markets. Oil can be sold in "spot transactions," that is, cargo-by-cargo, transaction-by-transaction arrangements. In addition, oil is traded in futures markets. Futures markets are a mechanism designed to distribute risk among participants on different sides (such as buyers versus sellers) or with different expectations of the market, but not generally to supply physical volumes of oil. Both spot markets and futures markets provide critical price information for contract markets.

When market participants refer to "spot" oil prices, they usually refer either to the spot price of West Texas Intermediate ("WTI") light crude oil as traded on the New York Mercantile Exchange ("NYMEX") for delivery in Cushing, Oklahoma or the price of Brent as traded on the International Petroleum Exchange for delivery at Sullum Voe. The Bloomberg index to which the notes are linked, USCRWTIC, is based upon the intraday WTI Cushing Crude Oil Spot Price. With the exception of the three-day delivery scheduling period after the front-month contract expires and the exchange of futures price differential, according to Bloomberg L.P., the USCRWTIC index is based upon parity to the front-month NYMEX crude oil contract (i.e., the index is constructed by Bloomberg taking the front-month NYMEX crude oil price as reported by NYMEX). Front-month is the contract next to expire. For example, as of September 3, 2005, the front-month contract is the October 2005 futures contract, in other words a contract for delivery of crude oil in September.

WTI Spot Oil Prices can be found at the Department of Energy's website at http://www.eia.doe.gov.

The historical experience of the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price should not be taken as an indication of future performance, and no assurance can be given that the West Texas Intermediate (WTI) Cushing Crude Oil Spot Price will not increase (resulting in a loss on the notes) in the future.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The notes are part of a series of debt securities entitled "Medium Term notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all Medium Term notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the notes. If you have purchased the notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the notes in more detail below.

COUPON

We will not pay you interest during the term of the notes.

DENOMINATION

The denomination of the notes will be $1,000 or integral multiples of $1,000. The minimum initial purchase from UBS Securities LLC and UBS Financial Services Inc. will be $10,000 and in increments of $1,000 above that amount.

PAYMENT AT MATURITY

Your payment at maturity will depend on the Final Price relative to the Low Strike Price:

+ If the Final Price is less than or equal to the Low Strike Price, you will receive your principal amount, plus the maximum return of -%. AS A RESULT, YOU WILL RECEIVE THE MAXIMUM POSSIBLE PAYMENT AT MATURITY, WHICH IS EQUAL TO $ -- FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES.

+ If the Final Price is less than the High Strike Price but greater than the Low Strike Price, you will receive (a) 95% of your principal amount, plus (b) an additional amount equal to your principal amount multiplied by -- multiplied by the difference between the High Strike Price and the Final Price divided by 100. AS A RESULT, YOU WILL RECEIVE BETWEEN 95% AND -- % (THE MAXIMUM PAYMENT) OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY. YOU WILL ONLY RECEIVE A POSITIVE RETURN ON YOUR INVESTMENT IF THE FINAL PRICE IS LESS THAN THE PAR RETURN LEVEL. IF THE FINAL PRICE IS GREATER THAN THE PAR RETURN LEVEL, YOU WILL LOSE BETWEEN 0% AND 5% OF YOUR PRINCIPAL.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

+ If the Final Price is greater than or equal to the High Strike Price, you will receive only 95% of your principal amount and no additional payment. AS A RESULT, YOU WILL LOSE 5% OF YOUR PRINCIPAL, WHICH WILL MEAN A PAYMENT AT MATURITY OF $950 FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES.

The following steps are necessary to calculate your payment at maturity:

Step 1:  Calculate the Adjusted Payout Percentage on the notes.

           Adjusted Payout Percentage = 95% + (- x (High Strike Price - Final Price)/100)

Step 2:  Calculate the cash payment at maturity.

           Payment at maturity = Adjusted Payout Percentage x principal amount of your notes

On the pricing date, we will determine the Low Strike Price, the High Strike Price and the Par Return Level, which we will disclose to you in the final prospectus supplement delivered in connection with the sale of the notes.

High Strike Price: $ -- (to be determined by the Calculation Agent on the pricing date.)

Low Strike Price: $ -- (to be determined by the Calculation Agent on the pricing date)

Par Return Level: $ -- . This represents the Final Price at which the Payment at Maturity will be exactly equal to the Aggregate Nominal Amount of your notes. If the Final Price is below the Par Return Level you will receive a payment equal to the Aggregate Nominal Amount of your notes plus an additional amount and if the Final Price is above the Par Return Level you will receive a payment that is less than the Aggregate Nominal Amount of your notes, all as more fully described under "Payment at Maturity" above.

Final Price: The West Texas Intermediate (WTI) Cushing Crude Oil Spot Price (closing price) taken on Bloomberg USCRWTIC<Index> (the "Price Source") five business days prior to the Maturity Date.

In the event that (as determined by the Calculation Agent in good faith) the Price Source fails to announce or publish the Final Price or there exists a temporary or permanent discontinuance or unavailability of the Prices Source, the Calculation Agent will determine the Final Price in a commercially reasonable manner.

MATURITY DATE

The maturity date will be March -- , 2007 unless that day is not a business day, in which case the maturity date will be the next following business day.

FINAL VALUATION DATE

The Final Valuation Date will be the fifth day prior to the Maturity Date that is a business day.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the notes will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the notes is accelerated, we will pay the default amount in respect of the principal of the notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the notes issued here are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the notes issued here as the outstanding principal amount of that note. Although the terms of the notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the notes on any day will be an amount, in U.S. dollars, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the Final Valuation Date, then the default amount will equal the principal amount of the notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

MODIFIED BUSINESS DAY

As used in this prospectus supplement, a business day is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England are authorized or obligated by Law, regulation or executive order to close.

As described in "Description of Debt Securities We May Offer-Payment Mechanics for Debt Securities--Payment When Offices Are Closed" in the attached prospectus, any payment on the notes that would otherwise be due on a day that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

ROLE OF CALCULATION AGENT

UBS AG, acting through its London Branch, will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date of the notes without notice. The Calculation Agent will make all determinations regarding the value of the notes at maturity, business days, the default amount, the High Strike Price, the Low Strike Price, the Final Price and the amount payable in respect of your notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

BOOKING BRANCH

The notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In connection with the sale of the notes, we or our affiliates may enter into hedging transactions involving the execution of futures and options on oil and other commodities or the execution of other derivative transactions with returns linked to or related to changes in the value of oil both before and after the Issue Date of the notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+ execute or terminate swap, option and forward transactions relating to oil and other commodities;

+ purchase and sell futures and options transactions relating to oil and other commodities;

+  acquire or dispose of physical oil and other commodities;

+ take or dispose of other instruments based on or linked oil and other commodities; or

+  do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See "Risk Factors" on page S-11 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

                                                       31 MARCH 2005                   30 JUNE 2005
                                               -----------------------------   -----------------------------
FOR THE PERIOD ENDED                                CHF             USD             CHF             USD
------------------------------------------------------------------------------------------------------------
                                               (IN MILLIONS)   (IN MILLIONS)   (IN MILLIONS)   (IN MILLIONS)
Debt
  Short term debt issued(1)..................     131,537         102,622         128,602         100,332
  Long term debt issued(1)...................      88,132          68,759         107,226          83,655
Total Debt issued(1).........................     219,669         171,381         235,828         183,988
Minority Interest(2).........................       5,616           4,381           7,418           5,787
Shareholders' Equity.........................      38,130          29,748          38,002          29,648
                                                  -------         -------         -------         -------
Total capitalization.........................     263,415         205,510         281,248         219,423
                                                  =======         =======         =======         =======
CHF amounts have been translated into USD at
  the rate of CHF 1 = $0.78018

------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance sheet position.

(2)  Includes Trust preferred securities.

--------------------------------------------------------------------------------

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as noted under "Tax Consequences to Non-U.S. Holders" below, this discussion is applicable to you only if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell LLP, the notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the notes prior to the receipt of cash attributable to that income.

We have determined the comparable yield for the notes is equal to -- % per annum, compounded semiannually, with a projected payment at maturity of $ -- based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the note each year: $ -- in 2005, $ -- in 2006 and $ -- in 2007. However, if the amount you receive at maturity is greater than $ -- , you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2007 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $ -- , you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2007 by an amount that is equal to such difference. If the amount you receive at maturity is less than $ -- , then you would recognize a net ordinary loss in 2007 in an amount equal to such difference.

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.

If you purchase the notes for an amount that differs from the notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the notes will equal the notes' original issue price plus any interest deemed to be accrued on the notes (under the rules governing contingent payment obligations) as of the time you purchased the notes.

If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under

--------------------------------------------------------------------------------

the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

If you are not a United States holder, you will not be subject to United States withholding tax with respect to payment on your notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the notes specified on the front cover of this prospectus supplement. The notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered notes at the original issue price applicable to the offered notes to be resold. Minimum initial purchase from UBS Securities LLC and UBS Financial Services Inc. will be $10,000 and in increments of $1,000 above that amount. UBS Securities LLC and UBS Financial Services Inc. may resell notes to securities dealers at a discount of up to 1.25% from the original issue price applicable to the offered notes. In the future, we or our affiliates may repurchase and resell the offered notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the notes against payment for the notes on the date specified in the last paragraph of the cover page of this prospectus supplement, which will be on or about the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PRELIMINARY PROSPECTUS SUPPLEMENT

                                        PAGE
Prospectus Supplement Summary.........   S-1
Risk Factors..........................  S-11
Value of the Notes....................  S-16
Operation of the Crude Oil Market.....  S-17
Specific Terms of the Notes...........  S-19
Use of Proceeds and Hedging...........  S-24
Capitalization of UBS.................  S-25
Supplemental Tax Considerations.......  S-26
ERISA Considerations..................  S-28
Supplemental Plan of Distribution.....  S-29

PROSPECTUS
Introduction..........................     3
Cautionary Note Regarding Forward
Looking Information...................     5
Incorporation of Information About
UBS AG................................     7
Where You Can Find More Information...     7
Presentation of Financial
  Information.........................     8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................     9
Capitalization of UBS.................     9
UBS...................................    10
Use of Proceeds.......................    12
Description of Debt Securities We May
  Offer...............................    13
Description of Warrants We May Offer..    35
Legal Ownership and Book-Entry
  Issuance............................    52
Considerations Relating to Indexed
  Securities..........................    57
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    60
U.S. Tax Considerations...............    63
Tax Considerations Under the Laws of
  Switzerland.........................    74
ERISA Considerations..................    76
Plan of Distribution..................    77
Validity of the Securities............    80
Experts...............................    80

[UBS LOGO]

PARTIALLY PRINCIPAL
PROTECTED BEAR OIL NOTES

UBS AG $- 95% PARTIALLY PRINCIPAL PROTECTED SENIOR NOTES LINKED TO THE WEST TEXAS INTERMEDIATE (WTI) CRUDE OIL SPOT PRICE DUE MARCH -, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT

SEPTEMBER 14, 2005
(TO PROSPECTUS DATED FEBRUARY 27, 2003)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.